UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2024

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1917 Four Wheel Drive Oshkosh, Wisconsin	54902
(Address of principal executive offices)	(Zip Code)

(920) 502-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2024 (the “Second Amendment Effective Date”), Oshkosh Corporation (the “Company”) entered into a Second Amendment to Third Amended and Restated Credit Agreement and Revolving Credit Facility Increase Agreement (the “Agreement”) among the Company, the Lenders (as defined below) party thereto, and Bank of America, N.A., as administrative agent (the “Agent”), which amends that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2022 (as amended, supplemented, or otherwise modified prior to the Second Amendment Effective Date, the “Existing Credit Agreement”; the Existing Credit Agreement as further amended by the Agreement, the “Credit Agreement”), among the Company, the various lenders from time to time party thereto (the “Lenders”), and the Agent.

The Agreement amended the Existing Credit Agreement to, among other things, (i) increase the maximum aggregate unsecured revolving credit facility that may be outstanding from time to time by $450 million (from $1.1 billion to $1.55 billion) by means of the Company’s partial exercise of the $550 million increase option that was available to the Company pursuant to the terms of the Existing Credit Agreement (the “Increase”) and make certain conforming changes in connection therewith, and (ii) update certain interest rate benchmarks and related terms, including, without limitation, replacing CDOR (Canadian Dollar Offered Rate) with a forward-looking term rate based on CORRA (Canadian Overnight Repo Rate Average), plus an interest period-specific adjustment of either 29.547 or 32.138 basis points plus a specified margin, for revolving loans denominated in Canadian dollars.

After giving effect to the Increase, the Company may increase the aggregate amount of the credit facilities under the Credit Agreement from time to time by an aggregate amount of up to an additional $100 million, provided that certain conditions are satisfied, including that the Company is not in default under the Credit Agreement at the time of the increase and that the Company obtains the consent of the lenders participating in the increase. Such increases may be in the form of increases in the existing revolving commitments under the Credit Agreement, the addition of term loan commitments under the Credit Agreement (the terms and conditions of which would be agreed upon with the lenders agreeing to make such term loans at the time of the increase), increases in any such term loan commitments, or a combination of any such increases or additional commitments. On the Second Amendment Effective Date, after giving effect to the Increase, availability under the revolving credit facility was reduced by outstanding letters of credit aggregating approximately $13.7 million and outstanding revolving loans aggregating approximately $615 million, no term loans were outstanding, and no term loan commitments were in effect under the Credit Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, filed herewith as Exhibit 4.1 and incorporated herein by reference. Except as the Existing Credit Agreement was amended by means of the Agreement as described above, the terms of the Credit Agreement remain as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

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EXHIBIT INDEX

Exhibit No.	Description

(4.1)	Second Amendment to Third Amended and Restated Credit Agreement and Revolving Credit Facility Increase Agreement, dated as of April 3, 2024, among Oshkosh Corporation, the various lenders party thereto, and Bank of America, N.A., as administrative agent.

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: April 9, 2024	By:	/s/ Ignacio A. Cortina
Ignacio A. Cortina
Executive Vice President, Chief Legal Officer and Secretary